Exhibit 24.1
POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Mojirade James, with full power to act alone, his or her true and lawful attorney-in-fact, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Avanos Medical, Inc. (the “Company”) relating to the registration of an additional 1,250,000 shares of the Company’s common stock issuable under the Company’s 2021 Long Term Incentive Plan, as amended, and any and all amendments (including post-effective amendments and other amendments thereto) to such Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute, may lawfully do or cause to be done by virtue hereof.
IN WITNESS WHEREOF, each of the undersigned has hereunto set his or her hand effective this 13th day of July, 2023.

/s/ Gary D. Blackford	Chairman of the Board
Gary D. Blackford
/s/ John P. Byrnes	Director
John P. Byrnes
/s/ Dr. Lisa Egbuonu-Davis	Director
Dr. Lisa Egbuonu-Davis
/s/ Patrick J. O'Leary	Director
Patrick J. O'Leary
/s/ Dr. Julie Shimer	Director
Dr. Julie Shimer